Exhibit 10.23

January 30, 2012

Nada Stirratt
### ###### ###### #####
### ######, ## #####

Dear Nada:

I am happy to confirm Acxiom’s offer of the role of Chief Revenue Officer and Executive Vice President.  You will report directly to me, and your starting date of employment will be February 13, 2012.  Your primary place of employment will be Acxiom’s New York, New York office, and you will travel to other Acxiom and client locations as necessary.

The specific components of your compensation package are outlined below:

•	Your base salary will be in the amount of $20,833.34 per pay period, which computes to $500,000 annually. Paychecks are issued on the fifteenth and the last working day of each month.

•
Your FY13 annualized variable bonus opportunity will be $500,000 at target (100% of base salary) up to a maximum of $1,000,000 (200% of base salary).  This bonus, payable after the end of the fiscal year, will be based on attainment of company financial objectives.  Payment will be subject to the terms and conditions established by the Compensation Committee of the Acxiom Board of Directors, including the 2010 Executive Officer Cash Incentive Plan of Acxiom Corporation and any Executive Officer 2013 Cash Incentive Plan document.

The following represents a breakdown of your annual compensation package:

                       Base Salary                                                                                                       $500,000
Cash Incentive Opportunity	$500,000
(at 100% attainment)

Total Cash Compensation Opportunity	$1,000,000
                         (at 100% attainment)

In FY13 you will be eligible for an additional bonus based on overachievement of the marketing services revenue target, provided minimum company operating income thresholds are met and subject to terms and conditions established by the Compensation Committee of the Acxiom Board of Directors and the 2010 Executive Officer Cash Incentive Plan of Acxiom Corporation.  This additional bonus opportunity will be $100,000 for each 1% of qualifying revenue attainment over target.

The specific components of your initial equity package are outlined below:

Inducement Grants

•
200,000 Stock Options - The exercise price of the stock options will be the fair market value of Acxiom’s common stock on the date of the grant.  Vesting will occur over a four-year period, with 25% of the total vesting on the one-year anniversary of the grant date and 25% each twelve months thereafter until 100% vested.

•
120,000 Performance Share Units that will cliff vest on July 26, 2014, based on Acxiom’s attainment of certain share price targets as detailed in the Addendum to Notice of Inducement Performance Unit Award.

In May 2012 the Compensation Committee will in good faith consider making additional equity grants to you in accordance with Acxiom’s long-term incentive program.

Other components

•
You will receive a signing bonus comprised of: i) a lump sum cash payment equal to $100,000 less applicable taxes and withholdings; and ii) 10,000 restricted stock units.  The cash payment will be made on the last day of the first full pay period following your start date.  The restricted stock units will vest over four years, with 25% vesting on the one-year anniversary of the grant date and 25% vesting on each 12-month anniversary thereafter.

In the event you resign within one year of your start date, you will be required to repay the cash signing bonus as specified in the attached Agreement to Pay Signing Bonus. Payment of this signing bonus is contingent upon your execution of the Agreement to Pay Signing Bonus.

•
As part of your leadership opportunity, you are not limited to a fixed number of vacation and personal paid days off.  This provides you with the flexibility you need as you strive to achieve a productive balance between your personal time and business requirements.  You should note, however, that because you do not accrue paid days off, upon your termination you will not receive any compensation for personal or vacation time.

•
This offer includes coverage under the attached Executive Officer Severance Policy.  This policy (as well as the attached Summary Plan Description) contains the details related to severance benefits available for executive officers of Acxiom.

•
You will be eligible to participate in Acxiom’s benefits programs.  Our benefits offerings include health, life, vision, and dental insurance, 401(k) plan, supplemental executive retirement plan, and stock purchase plan, among others.

The equity grants referred to above for 200,000 stock options, 120,000 performance share units and 10,000 restricted stock units have been approved by the Compensation Committee of the Acxiom Board of Directors.  These awards will be granted based on the closing price of Acxiom common stock on the second business day following your first day of employment.  All equity awards are governed by the 2005 Equity Compensation Plan and any corresponding grant agreements or related documents.  In the event of termination of your employment, all equity compensation will be governed by the standard Acxiom policies and procedures in effect at the time of grant and/or time of termination as applicable.

This offer is contingent upon verification of your references, a satisfactory criminal background investigation, your passing a pre-employment drug screening test, and presentation of evidence of your authorization to work in the United States.

Again, we are excited to have you on the Acxiom team. I am very much looking forward to working with you.

Welcome aboard,

/s/ Scott Howe
Scott Howe
CEO and President
Acxiom Corporation

Enclosure

cc:           Cindy Childers
Greg Gough
Jena Compton
Catherine Hughes

NOTES: We assume that your employment with Acxiom would not cause you to violate any contract or agreement that you have with any current or prior employer.  If these assumptions are incorrect, please notify Acxiom immediately.  Your employment with Acxiom is not intended to and should not induce or require you to rely on, use, or disclose any confidential information or trade secrets of any current or prior employer.  If you do not believe this to be accurate, you must also notify Acxiom immediately.

Your relationship with Acxiom is at will at all times.  Either party may terminate the relationship at any time, including prior to the actual commencement of employment.  This letter is not intended to be and should not be considered an employment contract or a guarantee of future employment or compensation of any amount.

ADDENDUM TO NOTICE OF INDUCEMENT PERFORMANCE UNIT AWARD

Provided Participant is continuously employed by the Company from the Grant Date through July 26, 2014 (the “Vesting Date”), Participant will fully vest in a number of Performance Units based on the Company’s attainment of certain share price targets between January 26, 2013 and July 26, 2014 (the “Determination Period”).  The Participant’s initial grant, which represents 100% of Participant’s target award will be subject to vesting depending on the share price targets for the Company’s common stock during the Determination Period (calculated as described below) and as finally determined by the Committee at its first regularly scheduled meeting following the Vesting Date.

In the event the vesting of the Performance Units is accelerated pursuant to any employment agreement between the Participant and the Company, the number of Performance Units that shall accelerate shall be as set forth in such employment agreement.

Price	Cumulative % Performance Units Earned

$16.40	33%
$20.00	66%
$25.00	100%

The Company’s share price shall be calculated using the average of the opening and closing prices of the Company’s common stock for consecutive 20 trading day periods during the Determination Period.

AGREEMENT TO PAY SIGNING BONUS

This Agreement (“Agreement”) is entered into this 30th day of January, 2012, by and between Acxiom Corporation (“Acxiom”), 601 East 3rd, Little Rock, AR 72201 and Nada Stirratt (“Executive”), residing at 204 Indian Waters Drive, New Canaan, CT 06840.

1.
Acxiom agrees to pay Executive a signing bonus of $100,000.00, less federal and state taxes and any other required withholdings. This bonus will be paid by the end of the first full payroll period following Executive’s commencement of employment provided all pre-employment requirements have been met.

2.
In the event Executive voluntarily terminates her employment within 12 months of Executive’s starting date or fails to report to work as agreed, Executive will reimburse Acxiom for such signing bonus as follows:

Time of Voluntary Termination	% of Signing Bonus to be Reimbursed by Executive to Acxiom

up to 6 months	100%

6 months up to 12 months	50%

3.
Executive agrees that any money she owes Acxiom pursuant to this Agreement must be paid to Acxiom at the above address in full prior to or upon termination of employment.  Executive agrees that Acxiom has the right to withhold from final paychecks, including but not limited to compensation for base pay, incentives and expense reimbursements, amounts sufficient to repay any remaining indebtedness to Acxiom pursuant to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day set forth above.

Nada Stirratt	Acxiom Corporation

Executive Signature	By

Print or Type Name	Title

Date	Date

SUMMARY PLAN DESCRIPTION FOR THE
ACXIOM 2010 EXECUTIVE OFFICER SEVERANCE PLAN

This document serves as the Summary Plan Description (“SPD”) for the Acxiom 2010 Executive Officer Severance Policy (the “Plan”) with an effective date of November 9, 2010 (“Effective Date”). The terms of the Plan control over this SPD or any other supporting documents.

Plan Name
2010 Executive Officer Severance Policy

Plan Sponsor
Acxiom Corporation (the “Company”) is the principal employer that maintains the Plan. The Company is the Plan Sponsor. The Company’s Employer Identification Number is 71-0581897. The Company’s address is 601 East Third, Little Rock, AR  72201.

Plan Administrator
The Company is the Plan Administrator.   The Plan Administrator is vested with all power and authority necessary or appropriate to administer the Plan and has full discretionary authority in this capacity, including discretionary authority to interpret the terms of the Plan. The address and telephone number of the Plan Administrator is:

Acxiom Corporation
Benefits:  Severance Administrator
301 East Dave Ward Drive
Conway, AR  72032-7114
(501) 342-1000

The Plan Administrator or its designated administrator may delegate any of its administrative or fiduciary authority, including the authority to hear claims and appeals, to other officers or employees of the Corporation.

Plan Identifying Information
The Plan is a welfare benefit plan that provides severance and change in control benefits. The Plan year is the calendar year. The Plan Year ends December 31.  The ERISA plan number is 602.

Eligibility for Benefits
Each Executive Officer, as defined below, who meets the eligibility requirements of this section, shall automatically be eligible to participate in the Plan as of the Effective Date (“Initial Participant”). Each individual who is designated by the Board as an Executive Officer following the Effective Date who meets the eligibility requirements of this section, shall also automatically be eligible to participate in the Plan as of the date of such designation (“New Participant”). Initial Participants and New Participants shall collectively be referred to as the Plan Participants.  “Executive Officer” is defined as an officer of the Company designated as an executive officer for purposes of Section 16 of the Securities Exchange Act of 1934 by the Company Board of Directors (“Board”), other than any “executive officer” who has an employment agreement with the Company that is in effect on that day.

As a condition to any Executive Officer’s eligibility to participate in the Plan, he or she must acknowledge termination of any other employment agreements or severance arrangements with the Company.  Additionally, the Plan Administrator may require as a condition of participation or continued participation that an Executive Officer execute documents agreeing to be bound by any clawback policy adopted by the Board from time to time.

A Plan Participant shall cease to be eligible if he or she ceases to be an Executive Officer. To avoid any doubt, the Board shall have full discretion to add or remove Executive Officers.

Qualifying and Disqualifying Events
In order to receive a severance benefit under the Plan, the Plan Participant must continue to work at the Company until any specific termination date set forth in the notice of termination provided to the Plan Participant. Plan Participants must properly execute and deliver to the Company a Release of Claims, as defined in the Plan, and that Release of Claims must become irrevocable as provided in the Plan in order to receive any benefits under the Plan.

To receive benefits under the Plan, a Plan Participant must comply with the Restrictions on Competitive Employment and Restrictions Against Solicitation and Inducement, as defined in the Plan (collectively, the “Restrictions”). Until such Restrictions are completely satisfied, the Plan Participant is a constructive trustee of the benefits and must return them to the Company if he/she violates and aspect of the Restrictions.

The transfer of employment of a Plan Participant from the Company to one of its affiliates, or from such an affiliate to the Company, in each case whether before or after a Change in Control, as defined in the Plan, shall not result in any benefits under the Plan.  Nor shall benefits be payable as a result of a termination by the Company of a Plan Participant in connection with a sale, divestiture, or other disposition of all or a portion of the stock or assets of the Company or any of its Affiliates that does not constitute a Change in Control if: (i) the Plan Participant is offered a position with the counterparty to the transaction (or an affiliate of such counterparty); and (ii) the Plan Administrator determines that the cash compensation to be provided to the Plan Participant in such position is comparable to the Plan Participant’s then current cash compensation. For clarification purposes, this disqualifying event is intended solely to limit, and not to expand, the benefits provided for in the Plan.

If a Plan Participant dies after his or her qualifying termination, but before the Plan Participant receives the benefits under the Plan to which he or she is entitled, the payment will be made to the Plan Participant’s surviving spouse or, if the Plan Participant does not have a surviving spouse, to the Plan Participant’s estate;  provided, however,  that no benefits will be paid unless the surviving spouse or the executor of the Plan Participant’s estate, or any or all of the foregoing, upon the request of the Plan Administrator, properly executes and delivers to the Company a Release of Claims on behalf of the Plan Participant that has become irrevocable as specified in the Plan.

Non-duplication of Benefits
Benefits under the Plan are not intended to duplicate benefits such as (i) workers’ compensation wage replacement benefits, disability benefits, and pay-in-lieu-of-notice, (ii) severance pay, or similar benefits under other benefit plans, severance programs or agreements, or employment contracts, or (iii) applicable laws, such as the WARN Act. Should such other benefits be payable, a Plan Participant’s benefits under this Plan will be reduced accordingly or, alternatively, benefits previously paid under this Plan will be treated as having been paid to satisfy such other benefit obligations in either case to the extent permitted by Code Section 409A.  In either case, the Plan Administrator will determine how to apply this provision and may override other provisions in this Plan in doing so.

Funding of Benefits/Sources of Contribution
The entire cost of the Plan is paid from general assets of the Corporation. There is no trust fund associated with the Plan. No employee contributions are required.

Amendment and Termination of the Plan
Prior to a Change in Control, as defined in the Plan, the Plan may be amended, modified or terminated as specified in the Plan; provided, however, that no amendment, modification or termination that adversely affects the benefits or protections of a Plan Participant shall be effective (i) if the Plan Participant has already experienced a termination that qualifies for the payments of benefits as specified in the Plan: (ii) if a Change in Control occurs within one year after such amendment, modification or termination; or (iii) for twenty-seven (27) months following a Change in Control.  Any attempted amendment, modification or termination within one year prior to a Change in Control that would adversely affect the benefits or protections under the Plan is null and void as to Plan Participants eligible as of the date of the amendment, modification or termination (it being understood, however, that the hiring, termination of employment, promotion or demotion of any employee of the Company prior to a Change in Control shall not be construed to be an amendment, modification or termination of the Plan).  Any amendment, modification or termination that accelerates the payment of any benefit shall be deemed to not adversely affect the benefits or protections of Plan Participants.

Service of Process, Limitation Period
Legal service of process can be made upon the Secretary of the Corporation by directing service to that officer c/o Acxiom Corporation, 601 East Third, Little Rock, AR  72201.  Service of process may also be made upon the Plan Administrator at the same address.  All claims procedures described in this document must be pursued before an employee may seek any other legal recourse with respect to Plan benefits. In addition, any lawsuit must be filed within six months from the date of the denied appeal, or two years from the employee’s termination date, whichever occurs first.

No Contract of Employment
Nothing in this Plan creates a vested right to benefits in any Executive Officer or other employee or any right to be retained in the employ of the Company.

Governing Law
This Plan shall be interpreted according to the laws of the State of Arkansas, without reference to its choice of laws provisions, to the extent not preempted by federal law.

Claims Procedure
 Plan Participants do not have to file a claim for benefits under the Plan.  The benefit (if Plan Participants are entitled to one) will be paid automatically as described in the Plan.  However if Plan Participants do not receive a benefit to which they believe they are entitled, or receive an incorrect benefit amount, then they or their authorized representative may request a review of the matter.  The person who requests the review is called the “claimant.”  To request a review, the claimant must file a written claim with the person designated by the Plan Administrator for this purpose.  To find out with whom and where the claim should be filed, contact the Plan Administrator at the address or telephone number listed above.

If the claim is denied, in whole or in part, the claimant will receive a written response within 90 days. This response will include: (i) the reason(s) for the denial; (ii) reference(s) to the specific Plan provisions on which denial is based; (iii) a description of any additional information necessary to perfect the claim; (iv) a description of the Plan’s claims and appeals procedures; and (v) a statement informing the claimant of his or her right to file a suit under law following an adverse decision on review. In some cases more than 90 days may be needed to make a decision, in which case the claimant will be notified prior to the expiration of the 90 days that more time is needed to review the claim and the date by which a decision will be rendered. In no event will the extension be for more than an additional 90 days.

Appeal of Denied Claim
A claimant may appeal a denied claim by filing an appeal with the Plan Administrator within 60 days after the claim is denied. The appeal should be sent to the Plan Administrator. As part of the appeal process the claimant will be given the opportunity to submit written comments and information and be provided, upon request and free or charge, with copies of documents and other information relevant to the claim. The review on appeal will take into account all information submitted on appeal, whether or not it was provided for in the initial benefit determination. A decision will be made on the appeal within 60 days, unless additional time is needed. If more time is needed, the claimant will be notified prior to the expiration of the 60 days that up to an additional 60 days is needed and the date by which the decision will be rendered. If the claim is denied, in whole or in part, on appeal, the claimant will receive a written response which will include: (i) the reason(s) for the denial; (ii) references to the specific Plan provisions on which the denial is based; (iii) a statement that the employee is entitled to receive, upon request and free of charge, copies of all documents and other information relevant to the claim on appeal; (iv) a description of these claims and appeals procedures; and (v) a statement informing the claimant of his or her right to file a suit under law with respect to the matter raised in the claim.

If a claim is denied on appeal, the claimant has a right to bring an action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended. All claims and appeals procedures described in the SPD and Plan must be pursued before an employee may seek any other legal recourse with respect to Plan benefits. In addition, any lawsuit must be filed within six months from the date of the denied appeal, or two years from the employee’s termination date, whichever occurs first.

The Plan Administrator shall have sole and absolute discretion over claims and appeals issue and determinations regardless of the timing of such determination or exercise of such discretion.

STATEMENT OF ERISA RIGHTS

Plan Participants are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). ERISA provides that all Plan Participants shall be entitled to: (1) examine, without charge, at the Plan Administrator’s office and at other specified locations, Plan documents, and a copy of the latest annual report (Form 5500 series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration if any, and (2) obtain copies of the Plan document and SPD, and the latest annual report if any (Form 5500 series) upon written request to the Plan Administrator and updated materials, if any. There may be a reasonable charge for such copies.

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operations of employee benefit plans. The people who operate this Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of Plan Participants. No one, including Company or any person, may fire an employee or otherwise discriminate against an employee in any way to prevent an employee from obtaining a Plan benefit or exercising rights under ERISA. If a claim for a Plan benefit is denied or ignored, in whole or in part, the employee has a right to know why this was done, to obtain copies of documents relating to the decision without charge and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps an employee can take to enforce the above rights. For instance, if an employee requests a copy of the Plan document or the latest annual report from the Plan and does not receive it within 30 days, the employee may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay up to $110 a day until the materials are received, unless the materials were not sent because of reasons beyond the control of the administrator. If a claim for benefits is denied after final review or is ignored, in whole or in part, an employee may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money or if an employee is discriminated against for asserting rights, the employee may seek assistance from the U.S. Department of Labor or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the employee is successful, the court may order the person sued to pay these costs and fees. If the employee loses, the court may order the employee to pay these costs and fees, for example, if it finds the claim was frivolous.

Questions about the Plan should be directed to the Plan Administrator. Questions about this statement, about an employee’s rights under ERISA or if assistance is needed in obtaining documents from the plan administrator, an employee should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. An employee may also obtain certain publications about rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.